Exhibit 99.B(d)(2)(M)(ii)

 July 31, 2007

Michael Quain

Julius Baer Investment Management, Inc.

330 Madison Avenue,
New York, NY 10017

Dear Mr. Quain:

Pursuant to the Sub-Advisory Agreement dated September 2, 2003, between Directed Services, LLC and Julius Baer Investment Management, Inc. (the “Agreement”) we hereby notify you of our intention to modify the fees payable to the Sub-Adviser for ING Julius Baer Foreign Portfolio, a series of ING Investors Trust (the “Fund”), effective July 31, 2007. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for the Fund, is attached to this letter.

Please signify your acceptance to the modification of the sub-advisory fee for the Fund by signing below where indicated.

Very sincerely,

		By:	/s/ Todd Modic
		Name:	Todd Modic
		Title:	Senior Vice President
ING Investors Trust

ACCEPTED AND AGREED TO:
Julius Baer Investment Management, Inc.

By:	/s/ A. Williams
Name:	A. Williams
Title:	MD , Duly Authorized

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investors Trust
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES, LLC

and

JULIUS BAER INVESTMENT MANAGEMENT, INC.

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets)

ING Julius Baer Foreign Portfolio	0.45% on first $500 million;

when assets are greater than or equal to $500 million, the fee schedule resets as indicated below:

0.40% on all assets*

*                                         For purposes of calculating fees under this Agreement, the assets of the series shall be aggregated with the assets of the ING Foreign Fund, which is not a party to this Agreement. The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to the series and their respective Adviser based on relative net assets.